Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

January 31, 2025

The Board of Directors

iBio, Inc.

11750 Sorrento Valley Road, Suite 200

San Diego, California 92121

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 246,087 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of iBio, Inc., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of a stockholder of the Company (the “Selling Stockholder”). The Shares were issued and sold to the Selling Stockholder pursuant to that certain Exclusive License Agreement dated as of December 31, 2024 (the “License Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the License Agreement; (iii) an Accredited Investor Certificate, dated January 28, 2025, signed by the Selling Stockholder; (iv) resolutions adopted by the Board of Directors of the Company (the “Board”); (v) the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”); (vi) the second amended and restated bylaws of the Company (the “Bylaws”); and (vii) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. We have also assumed that the Company will, at the time of any issuance of the Shares have a sufficient number of authorized but unissued shares of Common Stock pursuant to its Certificate of Incorporation to so issue the relevant number of Shares and such Shares will be issued for not less than the par value of the Common Stock.

Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

iBio, Inc.

Board of Directors

January 31, 2025

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP